As filed with the Securities and Exchange Commission on December 14, 2022.
Registration No. 333-190637
Registration No. 333-169057
Registration No. 333-104288
Registration No. 333-31059

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-190637
FORM S-8 REGISTRATION STATEMENT NO. 333-169057
FORM S-8 REGISTRATION STATEMENT NO. 333-104288
FORM S-8 REGISTRATION STATEMENT NO. 333-31059
UNDER THE SECURITIES ACT OF 1933
Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	72-1211572
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

212 Lavaca St. Suite 300 Austin, Texas	78701
(Address of Principal Executive Offices)	(Zip Code)

Stratus Properties Inc. 2013 Stock Incentive Plan
Stratus Properties Inc. 2010 Stock Incentive Plan
Stratus Properties Inc. 2002 Stock Incentive Plan
Stratus Properties Inc. (formerly FM Properties Inc.) 1996 Stock Option Plan for Non-Employee Directors
(Full title of the plans)
Kenneth N. Jones
General Counsel and Secretary
Stratus Properties Inc.
212 Lavaca St., Suite 300
Austin, Texas 78701
(Name and address of agent for service)
(512) 478-5788
(Telephone number, including area code, of agent for service)
Copy to:
Kelly C. Simoneaux
Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, Louisiana 70170-5100
(504) 582-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer    ☐    Accelerated filer    ☐
Non-accelerated filer    ☒     Smaller reporting company    ☒
        Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

EXPLANATORY NOTE

    This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to each of the below listed Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of Stratus Properties Inc. (the “Registrant”) is being filed to terminate all offerings under the Prior Registration Statements and deregister any and all securities that remain unsold pursuant to the Prior Registration Statements.
1.Registration Statement on Form S-8, File No. 333-190637, filed with the Securities and Exchange Commission (the “Commission”) on August 15, 2013, registering the offer and sale of 180,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Stratus Properties Inc. 2013 Stock Incentive Plan;

2.Registration Statement on Form S-8, File No. 333-169057, filed with the Commission on August 26, 2010, registering the offer and sale of (i) 140,000 shares of Common Stock, and (ii) 140,000 preferred stock purchase rights, issuable pursuant to the Stratus Properties Inc. 2010 Stock Incentive Plan;

3.Registration Statement on Form S-8, File No. 333-104288, filed with the Commission on April 3, 2003, registering the offer and sale of (i) 355,000 shares of Common Stock, and (ii) 355,000 preferred stock purchase rights, issuable pursuant to the Stratus Properties Inc. 2002 Stock Incentive Plan; and

4.Registration Statement on Form S-8, File No. 333-31059, filed with the Commission on July 10, 1997, registering the offer and sale of 250,000 shares of Common Stock, issuable pursuant to the Stratus Properties Inc. 1996 Stock Option Plan for Non-Employee Directors, formerly the FM Properties Inc. 1996 Stock Option Plan for Non-Employee Directors.

DEREGISTRATION OF UNSOLD SECURITIES

    The Registrant has terminated all offerings of its securities under the Prior Registration Statements and is no longer issuing securities pursuant to the above-named plans. In accordance with an undertaking made by the Registrant in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration by means of this Post-Effective Amendment any securities registered under the Prior Registration Statements that remain unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on December 14, 2022.

STRATUS PROPERTIES INC.

By:	/s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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